Exhibit 99.1

FOR IMMEDIATE RELEASE

Royal Caribbean Group sets sail with updated corporate identity

MIAMI, July 30, 2020 – When a company is known for raising the bar on design and innovation, nothing is exempt from the mantra of continuous improvement—not even the company’s own name.

That’s why Royal Caribbean Cruises Ltd. is now known by a new moniker: Royal Caribbean Group (NYSE: RCL).

“The name is simpler, fresher and more modern. It’s also more descriptive—Royal Caribbean Group sounds like a parent company name, reflective of our growth and evolution since we last updated our identity more than 20 years ago,” said Royal Caribbean Group chairman and CEO Richard Fain.

The company’s flagship cruise line brands – Royal Caribbean International, Celebrity Cruises, Silversea, Azamara, TUI Cruises and Hapag-Lloyd Cruises – are all now proud members of Royal Caribbean Group.

 Royal Caribbean Group’s logo has also been updated. The company’s iconic crown and anchor emblem has been sharpened and made more symmetrical, and now resides inside a circle at all times.

The Royal Caribbean Group identity was designed by Chermayeff & Geismar & Haviv.

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About Royal Caribbean Group

Royal Caribbean Group (NYSE: RCL) is the operating business name for Royal Caribbean Cruises Ltd. Royal Caribbean Group is the owner of four global cruise vacation brands: Royal Caribbean International, Celebrity Cruises, Silversea and Azamara. Royal Caribbean Group is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, our brands operate 63 ships with an additional 16 on order as of July 10, 2020. Learn more at www.rclcorporate.com or www.rclinvestor.com.

Media contact: Jonathon Fishman

Email: corporatecommunications@rccl.com